Exhibit 10.1

CLECO CORPORATION
2030 Donahue Ferry Road
Pineville, LA 71360

January 29, 2013

Bruce A. Williamson
PVGO7

Re:    Special Award of Restricted Stock

Dear Bruce:

On January 24, 2013, the Board of Directors of Cleco Corporation (the “Company”) approved an award to you of an aggregate of 10,000 shares of our common stock, par value $1.00 per share (“Common Stock”), under the Company's 2010 Long-Term Incentive Compensation Plan (the “LTIP”). The terms governing your award are set forth in the LTIP and herein. Unless expressly defined herein, capitalized terms shall have the meanings ascribed to them in the LTIP. To the extent the terms set forth herein conflict with the provisions of the LTIP, the following terms and conditions shall govern your award.

1.    Restriction Period. Common Stock awarded to you hereunder constitutes Restricted Stock within the meaning of the LTIP (your “Restricted Stock”), which means that during the Restriction Period you shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of the shares. Your “Restriction Period” commenced on January 24, 2013, and will lapse as of January 24, 2018. Upon the lapse of the Restriction Period, shares of Common Stock will then be delivered to you, free of restriction, whether certificated or in book entry form, provided that you have been continuously employed by the Company during such period.

2.    Dividend Equivalent Units. If cash dividends are declared and paid on Common Stock during the Restriction Period, an amount equal to the cash dividends payable on your Restricted Stock will be credited to a bookkeeping account maintained for your benefit (“Dividend Equivalent Units”). Such units will be accumulated in your account, without interest. Upon the lapse of the Restriction Period, or as otherwise provided herein, your Dividend Equivalent Units will vest and be settled in the form of cash in the same proportion that your Restricted Stock is then delivered to you in the form of Common Stock.

3.    Separation From Service. If you Separate From Service before the lapse of the Restriction Period, other than in connection with a Change in Control, your Restricted Stock and Dividend Equivalent Units will be forfeited and cancelled by the Company as of your Separation Date, except to the extent provided in the LTIP with respect to your Retirement, involuntary termination of employment without Cause, death or Disability. If you are entitled to receive all or a part of your Restricted Stock and related Dividend Equivalent Units, delivery of shares and the cash settlement of units will be made as soon as practicable after your Separation Date and will be conditioned upon your timely execution and delivery to the Company of a waiver and release in the form prescribed by the Company. For this purpose, the term “Retirement” means that as of your Separation Date, you have satisfied the age and service conditions for normal, early or late retirement under our separate tax-qualified pension plan, whether or not you actually participate in such plan.

Bruce A. Williamson
January 29, 2013

4.    Change in Control. Notwithstanding any provision herein to the contrary, if (a) a Change in Control is consummated before the lapse of the Restriction Period, (b) you Separate From Service during the 180-day period before or the 24-month period following such consummation, or during the shorter period between such consummation and the lapse of the Restriction Period, and (c) your separation is on account of a Permitted Reason, then your Restricted Stock and Dividend Equivalent Units will vest and be delivered and settled upon the lapse of the Restriction Period. For this purpose, the term “Permitted Reason” means that your Separation From Service is not involuntary by the Company on account of Cause, nor on account of your resignation without Good Reason (as defined in your Executive Employment Agreement with the Company dated April 12, 2011, as the same may be renewed or amended from time to time (the “Employment Agreement”)), nor on account of your death, Disability or Retirement.
5.    Tax Withholding. As a condition of the delivery of Common Stock or other payment hereunder, the Company shall withhold all income and employment taxes required by law to be withheld. The Company will ordinarily satisfy this obligation by applying any cash payment hereunder and by “netting” or withholding the number of shares of Common Stock having a Fair Market Value not in excess of the applicable supplemental withholding rate, the maximum marginal tax rate applicable for state income tax purposes, and the applicable employment tax rate.

6.    No Assignment. The award evidenced hereunder is not subject in any manner to sale, transfer, pledge, assignment or other encumbrance or disposition, whether by operation of law or otherwise and whether voluntarily or involuntarily, except by will or the laws of descent and distribution.

7.    Stock Ownership Guidelines. You may be subject to stock ownership guidelines adopted by the Company. If the guidelines apply to you, and you do not own the number of shares of Common Stock required under the guidelines, you can dispose of not more than one-half of the number of shares of Common Stock delivered to you hereunder (determined after any netting for tax withholding) until the share ownership guidelines are satisfied.

8.    Additional Requirements. You acknowledge that Common Stock issued hereunder may bear such legends as the Company deems appropriate to comply with applicable Federal or state securities laws or the terms of the LTIP. In connection therewith and prior to the issuance of such shares, you may be required to deliver to the Company such documents as may be reasonably required to ensure compliance with applicable Federal or state securities laws.

9.    Employment Rights. Nothing contained in this letter or the LTIP shall be deemed to confer upon you any right to continue in the employ of the Company or any Affiliate, which shall be determined under the terms of your Employment Agreement to the extent such agreement remains in force and effect.

10.    Amendment. Notwithstanding any provision of the LTIP to the contrary, the Board of Directors has reserved the right to amend the terms and conditions set forth herein, in its discretion and without your consent. If the Board adopts such an amendment, you will receive prompt written notice thereof.

11.    Shareholder Rights. During the Restriction Period, you shall be entitled to vote your shares of Restricted Stock; cash dividends payable with respect to such shares shall not be paid to you, but shall be subject to the provisions of paragraph 2 hereof.

Bruce A. Williamson
January 29, 2013

In addition to the terms of this letter, your award is subject to terms and conditions set forth in the LTIP. Previously, a prospectus describing the LTIP was delivered to you; you can obtain a copy of the full plan document by contacting Carla Works at Carla.Works@cleco.com. Please indicate your consent to be bound by the foregoing terms and conditions and your acknowledgement of the prior delivery of the prospectus by execution below, and return this agreement to Carla at PVGO2 not later than March 1, 2013.

Very truly yours,

CLECO CORPORATION

By:
Its:     Senior Vice President
Corporate Services & Internal Audit

ACKNOWLEDGED AND AGREED TO
THIS DAY OF , 2013

Bruce A. Williamson